Exhibit 99.1

Nephros Announces Preliminary Third Quarter Revenues of $2.1 Million

SOUTH ORANGE, NJ, October 6, 2020 – Nephros, Inc. (Nasdaq: NEPH), a commercial-stage company that develops and sells high performance water purification products and pathogen detection systems to the medical and commercial markets, today announced preliminary financial results for the quarter ended September 30, 2020.

Net revenues for the quarter are expected to be $2.1 million, a sequential increase of approximately 34% compared to the prior quarter ended June 30, 2020, and a decrease of approximately 32% compared to the quarter ended September 30, 2019. Nephros ended the quarter with approximately $5.2 million in cash on a consolidated basis.

“The COVID-19 pandemic continues to impact our revenues, particularly in terms of new customer acquisition, emergency outbreak response, and hotel and restaurant sales,” said Andy Astor, President and CEO of Nephros. “However, we are pleased that recurring revenues from existing customers are meeting expectations and that our customer retention rates remain excellent. These metrics indicate to us the underlying strength of our business.”

Mr. Astor continued, “We are also making excellent progress in several important areas, including new opportunities in the food and beverage market, the development of new pathogen detection products, and completing our second-generation HDF product. We expect to have more to say about each of these areas in the remaining months of 2020.”

About Nephros

Nephros is a commercial-stage company that develops and markets high performance water purification products and pathogen detection systems for medical and commercial markets.

Nephros ultrafilters are used in hospitals, medical clinics, and commercial facilities to retain bacteria and viruses from water, providing barriers that aid in infection control for showers, sinks, and ice machines. Nephros ultrafilters are also used in dialysis centers to aid in the removal of endotoxins and other biological contaminants from water and bicarbonate concentrate in hemodialysis machines.

Nephros pathogen detection systems, including the PluraPath™, SequaPath™, and DialyPath™ systems, provide data on water-borne biological content to medical and water quality professionals. Our products integrate Nephros ultrafilters with quantitative polymerase chain reaction (qPCR) technology to deliver actionable water pathogen information in real time.

Nephros commercial filters, including AETHER™ brand filters, improve the taste and odor of water, and reduce scale build-up in downstream equipment. Nephros and AETHER™ products are used in the health care, food service, hospitality, and convenience store markets.

For more information about Nephros, please visit its website at www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’s expected revenue for the quarter ended September 30, 2020, the anticipated impact of the coronavirus pandemic, expected demand for Nephros’ products, including its new pathogen detection products, and other statements that are not historical facts, including statements that may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including changes in business, competitive and economic conditions, particularly the continued impact of the COVID-19 pandemic on the U.S. economy, and the availability of financing or other capital when needed. These and other risks and uncertainties are detailed in Nephros’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contact:

Kirin Smith, President

PCG Advisory, Inc.

(646) 863-6519

ksmith@pcgadvisory.com

Media Contact:

Bill Douglass

Gotham Communications, LLC

(646) 504-0890

bill@gothamcomm.com

Company Contact:

Andy Astor, COO & CFO

Nephros, Inc.

(201) 345-0824

andy@nephros.com